Exhibit 10.3
Madrid, January 26th, 2021

THE PARTIES

I.On the one part, ZARDOYA OTIS, S.A., a company with registered office at calle Golfo de Salónica 73, 28033 Madrid, and tax identification number (NIF) A-28011153. It is registered with the Commercial Registry of Madrid, at tomo 251, Folio 70, Hoja 6896. This party is represented by Ms. Lorea García Jauregui, holding Spanish identity card number ****, who is authorised to enter into this contract. This party shall be hereinafter referred to as the “Company”.

II.On the other part, Mr. BERNARDO CALLEJA FERNÁNDEZ, of legal age, of Spanish nationality, with professional address at calle Golfo de Salónica 73, 28033 Madrid and with Spanish ID Card number ****. This party shall be hereinafter referred to as “Mr. Calleja”.

The Company and Mr. Calleja will be jointly referred to as the “Parties” and each of them individually and indistinctly as a “Party”.

WHEREAS

I.Mr. Calleja initiated an employment relationship with the Company on 6 September 1989 (the “Employment Relationship”);

II.On 28 February 2012, Mr. Calleja was appointed as a member to the board of directors of the Company (the "Board of Directors") and, subsequently, as Managing Director (Consejero Delegado).

III.On 3 June 2015 the Parties confirmed their agreement to suspend the Employment Relationship effective from 28 February 2012 for the tenure of Mr. Calleja as Managing Director (Consejero Delegado) of the Company, and entered into a contract to reflect these functions.

IV.On March 20th, 2019, Mr. Calleja was appointed as Chairman of the Board of Directors.

V.Effective as from 3 November 2020, Mr Calleja was appointed as President Otis EMEA and member of the Executive Leadership Group which employment relationship was memorialized in an employment agreement between Mr Calleja and Otis Elevator Worldwide, SPRL.

VI.On January 26th, 2021, Mr. Calleja resigned as Managing Director (Consejero Delegado) of the Company and the Parties terminated the Employment Relationship under a termination agreement dated January 26th, 2021 (the “Termination Agreement”).

VII.The Parties have agreed to enter into this service Contract (the “Contract”), pursuant to articles 249.3 and 529 octodecies of the Spanish Corporations Law, to set out the terms and conditions under which Mr. Calleja shall provide services to the Company as Chairman of the Board of Directors and replace any previous agreements between the Parties under the terms set out in clause 17, including the agreement entered between the Parties on 3 June 2015, but excluding the Termination Agreement.

VIII.This Contract and all its terms and conditions, including the remuneration payable to Mr. Calleja, have been approved by the Board of Directors on January 26th, 2021 pursuant to the proposal made by its Nominating and Compensation Commission.

IX.In view of the foregoing, the Company and Mr. Calleja have agreed to enter into this Contract, in accordance with following

CLAUSES

1.STATEMENT OF PRINCIPLES

This Contract is based on the mutual trust of the parties, who will exercise their rights and comply with their obligations in good faith. Mr. Calleja undertakes to perform his duties with the utmost interest, loyalty, dedication and professionalism.

2.    PURPOSE OF THE CONTRACT

The purpose of this Contract is the performance by Mr. Calleja of his duties as Chairman of the Board of Directors for the term and compensation, and subject to the other terms and conditions, provided in this Contract.

3.    TERM OF THE CONTRACT

Notwithstanding clause 10, this Contract will come into force on the date hereof and will be in force for as long as Mr. Calleja holds the office of Chairman of the Board of Directors. In the event Mr. Calleja continues to be appointed as a member of the Board of Directors but ceases to be the Chairman of the Board of Directors, then this Contract shall terminate, and the Parties may, but are not required to, enter into a new contract.

4.    RANK AND DUTIES OF MR. CALLEJA

4.1    Rank

In addition to (i) performing the duties pertaining to the office of Chairman of the Board of Directors in accordance with the law, the Articles of Association of the Company and the Regulations of the Shareholders’ Meeting and the Board of Directors of the Company; and (ii) ensuring the effective functioning of the Board of Directors and the Shareholders’ Meeting, Mr. Calleja, in his capacity of Chairman of the Board of Directors, shall perform the following executive functions: (a) undertake the highest institutional representation of ZOSA, (b) facilitate and coordinate the communication between the Company and any other entities of the OTIS Group (as defined below), looking after the Company’s interests, (c) seek and identify business opportunities for the Company and potential synergies with other entities of the OTIS Group, (d) keep himself informed and updated about the best practices in corporate governance, health and safety and corporate social responsibility and make any proposals he deems appropriate to the Board of Directors in relation to those matters, (e) put forward to the OTIS Group any items, questions or proposals raised by the Company’s board members, particularly the independent directors, (f) coordinate the Company’s strategy with OTIS Group global strategy and monitor and supervise its implementation as well as (g) discharge any other duties that the Board of Directors my confer on him as Chairman of the Board of Directors from time to time.

In this Contract, OTIS Group means Otis Worldwide Corporation (“OWC”) and any direct or indirect subsidiary or affiliate thereto, including the Company.

4.2    Exclusivity

During the term of this Contract, Mr. Calleja will provide services exclusively for the Company and any other OTIS Group companies and will not provide any services to entities outside of the OTIS Group.

5.    WORKPLACE

Mr. Calleja will mainly render his services herunder at the headquarters of the Company currently located in Madrid.

The Company reserves the right to change the place from where Mr. Calleja will mainly provide his services hereunder.

Mr. Calleja will travel to any domestic or foreign location when necessary or appropriate to carry out his duties as Chairman of the Board of Directors. The travel expenses incurred by Mr. Calleja in such travels shall be reimbursed in accordance with clause 9 of this Contract.

6.    ANNUAL LEAVE

Mr. Calleja’s annual leave entitlement as Chairman of the Board of Directors will be 30 calendar days, which will be taken at such times that are convenient to both Mr. Calleja and the Company excluding any time when the Board of Directors meets, in accordance with the Company’s policy for members of the Board of Directors.
7.    RESOURCES

The Company will provide Mr. Calleja with any material and human resources necessary for the provision of his services as Chairman of the Board of Directors.

8.    REMUNERATION and benefits

8.1    General

Mr. Calleja will be entitled to the remuneration set out in the following provisions, which is consistent with the remuneration policy currently in force, approved at the General Shareholders’ Meeting of the Company held on June16th, 2020.

8.2    Fixed remuneration

From February 1st, 2021 Mr. Calleja will be entitled to a gross annual remuneration of EUR 124,000. This amount will be payable in 14 equal installments: 12 ordinary monthly installments, one extra payment in June and another extra payment in December. These installments will be paid at the end of each month by bank transfer to the current account indicated by Mr. Calleja.

The gross annual remuneration will be reviewed annually by the Board of Directors, at the proposal of the Appointments and Remuneration Committee of the Company and in accordance with Law, the Company’s policy and directors’ remuneration policy in force from time to time.

8.3    Pension

Effective for 2021 the Company will pay for the benefit of Mr. Calleja an annual contribution amounting to gross EUR 21,009, or such additional extraordinary contribution as approved by the Company’s Board of Directors, to the defined contribution pension insurance policy no. 53081. No contribution will be made to the Defined benefit pension insurance policy no. 7179, and such insurance policy shall become frozen effective as of 1st February 2021.

8.4    Life and AD&D Insurance

Based on Mr Calleja’s fixed remuneration pursuant to clause 8.2 of this Contract, the Company will pay for the premiums of the following insurance policies covering Mr. Calleja: (i) insurance policy with Aviva covering death, death due to accident, death due to traffic accident and permanent disability; (ii) life insurance (1654C) and (iii) accident insurance (548A).

8.5    Health insurance

As long as Mr. Calleja resides in Spain and is performing the services under this Contract, the Company will provide health insurance coverage for him and his family, with a maximum total value of EUR 4,000 gross, to be adjusted annually.

8.6    Director’s insurance

The Company will take an insurance covering any potential liability arising for Mr. Calleja from the discharge for his duties to the Company.

8.7    Company car

Mr. Calleja will be entitled to a company car and fuel card allowances in accordance with the applicable Company’s policy.

8.8    Social security

Contributions to Spanish social security will be paid in accordance with Spanish law and applicable European Regulations, as amended from time to time.

8.9    Withholdings

Withholdings on account of personal income tax and social security contributions payable by Mr. Calleja in accordance with applicable law, including those applicable to the remuneration in kind received by Mr. Calleja, will be deducted from the remuneration agreed in this Contract.

9.    TRAVEL EXPENSES

Mr. Calleja will follow the Company’s and OWC’s travel expenses claims procedures and policies as applicable based on the reasons for the travel.

10.    TERMINATION OF THE CONTRACT

This Contract may be terminated by either Party at any time.
If the Contract is terminated by Mr. Calleja, he must provide at least 3 months’ prior written notice to the Company. Mr. Calleja fails to give such notice, he must compensate the Company with an amount equivalent to the fixed gross remuneration set out in clause 8.2 that Mr. Calleja is being paid on the date of the termination of this Contract for the defaulted notice period.

This Contract will automatically terminate in the event that Mr. Calleja (i) is not reappointed a member of the Board of the Board of Directors, (ii) is not reappointed the Chairman of the Board of Directors, (iii) dies, (iv) reaches the statutory minimum retirement age, (v) is classified as civilly disabled or disabled for social security purposes in a degree equal or higher than total, or (vi) for a reason that makes him incapable and unable to perform his duties for a period longer than nine months.

The termination of this Contract will trigger the resignation by Mr. Calleja with immediate effect of his office as a Chairman and member of the Board of Directors of the Company, as well as of any directorship or office held in the interest of the Company.

For the avoidance of any doubt, in the event of termination of the Contract, Mr. Calleja will not be entitled to any severance compensation or indemnification for his position as Chairman of the Board and under any prior agreements entered into with the Company.

11.    POST-CONTRACTUAL NON-COMPETE OBLIGATION

11.1    The Company’s interest

The Parties agree that after the termination of all legal relationships between Mr. Calleja and any entities of the OTIS Group for any reason whatsoever other than death, disability or inability to provide his services, during the period specified below, Mr. Calleja will refrain from performing any activities that compete with those of the OTIS Group. This applies to any activities performed on his own behalf or on behalf of any company that competes with the OTIS Group. In addition, he will not accept employment or engage in any form (including entering into consulting relationships or similar arrangements) with a business that competes with the businesses of the OTIS Group, unless he first obtains the written consent of the Company’s Board of Directors. Such consent will not be unreasonably withheld.

In particular, Mr. Calleja will refrain from performing any of the following actions or activities:

(a) directly or indirectly making offers or proposals to, seeking, approaching or inducing to contract on behalf of himself or of any third party, any individuals or corporate bodies to which, to the best of Mr. Calleja’s knowledge, the OTIS Group has provided goods or professional services at any time during the two-year period before the entry into force of the post-contractual non-compete obligation established in this clause 11, or that had been negotiating with the OTIS Group the performance of activities or services by the OTIS Group at the time of the entry into force of this post-contractual non-compete obligation; and

(b) directly or indirectly making offers or proposals to, inducing or soliciting, on behalf of himself or any third party, any individual who on the date of the entry into force of the post-contractual non-compete obligation established in this clause 11 is employed by the OTIS Group so that such individual ceases to work for the OTIS Group; or engaging or employing such individual through any other person or arranging that such individual be engaged or employed by another natural or legal person conducting any business that competes with any of the activities of the OTIS Group.

11.2    Term of the non-compete obligation

Mr. Calleja will refrain from competing under the terms set out above for a period of two years from the termination of any and all employment or services relationships between Mr. Calleja and the Company or any company of the OTIS Group for any reason whatsoever other than death, disability or inability to provide his services.

11.3    Compensation

As compensation for the non-compete obligation, Mr. Calleja will receive a gross amount equivalent to 12 months of the fixed remuneration established in clause 8.2 that Mr. Calleja is being paid on the date of the termination of this Contract. This compensation will be paid in twenty-four equal monthly installments during the term of the obligation.

11.4    Breach

Should Mr. Calleja breach the post-contractual non-compete obligation, Mr. Calleja must return to the Company all amounts received as compensation for the same. In addition, the Company will not be obligated to pay Mr. Calleja any of the remaining compensation pending payment for the non-compete obligation.

Likewise, should Mr. Calleja breach the post-contractual non-compete obligation, Mr. Calleja must pay the Company an amount equivalent to 12 months of the fixed remuneration established in clause 8.2 that Mr. Calleja is being paid on the date of the termination of this Contract. For the purposes of articles 1,152 and 1,153 of the Spanish Civil Code, this penalty does not exclude any other compensation for damages to which the Company may be entitled, nor will it release Mr. Calleja from his non-compete obligation.

11.5    Release from the obligation

The Company may release Mr. Calleja from his obligation not to compete under the terms set out in this clause 11 at any time (either during the term of his legal relationship with the Company or during the non-compete term) by informing him in writing at least three months in advance of the start date of the non-compete obligation. In that event, from the date of effect of the release, Mr. Calleja will no longer be bound by the non-compete obligation and the Company will no longer be obliged to pay any non-compete compensation.

12.    CONFIDENTIALITY

12.1    Purpose

For the purposes of this clause, “Information” is any economic, financial, technical, commercial, strategic, administrative or any other type of information that Mr. Calleja creates or has knowledge of at any time during the term of this Contract or any previous contract with the Company, as a consequence of the performance of his duties, preceding duties, and any other duties that are assigned to him by the Company, or that may be disclosed to Mr. Calleja verbally, in writing, or by any other means, as well as any analysis, compilation, study, summary, abstract or documentation. “Confidential Information” is all the Information that Mr. Calleja has access to or creates, as a consequence (in the broadest sense) of this Contract or any previous contract with the Company, and that is classified as exclusive or confidential property, or due to its nature or the circumstances in which the creation or disclosure occurs, must, in good faith, be deemed confidential.

12.2    Use

Mr. Calleja agrees to use the Information exclusively for the purpose of performing his duties under this Contract or any other contracts entered into with the Otis Group. Mr. Calleja must treat as and maintain confidential all the Confidential Information and, in particular, not disclose it to any third party or any other employee of the Company without the Company’s prior consent, except when carrying out the duties entrusted to him in this Contract, in any other contracts entered into with the Otis Group, or by law, and not reproduce, transform or, in general, use it in a manner other than that which is necessary for the performance of his duties. Unless required to keep this Confidential

Information for the performance of his duties under a contract with another entity of the Otis Group, Mr. Calleja must immediately return to the Company, at the Company’s request, during the term of this Contract or at any other time and automatically upon the termination of this Contract, any Confidential Information, held in any type of medium, disclosed to or created by Mr. Calleja.

13.PERSONAL DATA PROCESSING

13.1    Processing of Mr. Calleja’s personal data by the Company

Mr. Calleja is hereby informed that the Company, OWC and any other member of the OTIS Group that employs individuals who form part of Mr. Calleja’s reporting line within the OTIS Group or who participate, for any reason and at any time, in the adoption or implementation of OTIS Group-wide policies regarding business, IT, human resources and compliance that affect his duties, may process all the information in his CV and in this Contract, as well as the information generated as a consequence of the performance of his duties (including data concerning his identification, image, voice recordings, biometric features, performance-evaluation data, absences, holidays, training, salary information, benefits requested and, exceptionally and in any case, according to applicable regulations, health-related data), for the following purposes:

(i) to execute, manage and monitor this Contract (in particular, to verify compliance with the “Use of E-mail and Internet Access” clause and other OTIS Group policies, to protect the OTIS Group’s confidential information, property and the security of its IT systems, to coordinate and guarantee the continuity of the activity, to manage the whistleblowing programmes, etc.);

(ii) to ensure the OTIS Group’s compliance with its statutory (local and foreign) obligations and with judicial and administrative decisions (local and foreign); and

(iii) to manage certain voluntary processing activities that, during the course of the contractual relationship, could be offered to Mr. Calleja, such as obtaining voluntary benefits (when offered to Mr. Calleja) and voluntary health-related programmes. In those cases, Mr. Calleja’s freely given consent to participate in those programs will be understood as his express consent for the processing of his data in the framework of the management and control of those programs or opportunities. Mr. Calleja may withdraw his consent at any time following the instructions provided in section “Rights of Mr. Calleja”.

13.2    Legitimate grounds for the data processing

The legitimate grounds for the data processing are: (i) the signing and execution of the Contract; (ii) the legitimate interests of the Company and the OTIS Group; (iii) compliance with the Company’s or any other OTIS Group company’s legal duties; and (iv) exceptionally, Mr. Calleja’s consent.

13.3    Data transfers

As Chairman of the Board of Directors of the Company, Mr. Calleja acknowledges that business, IT, human resources and compliance policies are and must be designed, analysed and applied on a global basis. This means that the Company and other OTIS Group’s companies must participate in the adoption of measures relating to these policies (e.g., in cases where the recipient participates in the adoption or implementation of group-wide policies). In that cases, it will be necessary that these OTIS Group companies may access to Mr. Calleja’s personal data. As part of his obligations under this Contract, Mr. Calleja must comply with all the OTIS Group policies.
Moreover, some or part of the personal data may be disclosed to (i) administrative, legal and regulatory authorities for the above-mentioned compliance purposes; (ii) potential purchasers of any of the Company’s (or other Otis Group’s entities’) shares/assets/businesses, for them to review the subject-matter of their potential purchase and subject to confidentiality duties; and (iii) professional advisors (e.g. accountants, auditors, lawyers, etc.) and third parties supplying products or services (e.g., insurers, HR services providers, technological services providers, etc.), only to the extent they enable the Company or other Otis Group companies to perform the purposes.
Mr. Calleja declares that he has been informed that some of the above-mentioned recipients may be located in countries outside of the Economic European Area (“EEA”) in countries which may not offer a level of protection of personal data that is equivalent to that offered by Spanish legislation. Necessary safeguards will be provided for carrying out such transfers in accordance with applicable data protection regulations.

13.4    Third-party data

In the event that Mr. Calleja provides data about family members or persons related to him, Mr. Calleja is obligated to inform such third parties about the data protection policy set out in this clause.

13.5    Rights of Mr. Calleja

The rights to access, rectification, erasure, objection and data portability, the right to restrict the processing, to withdraw consent and he right to not be subject to automated individual decision-making with legal effects, can be exercised by sending a written communication to the human resources department of the Company or to the Privacy Committee (privacidad@otis.com). Mr. Calleja is also informed that may also file a claim or request with the relevant data protection authority.

13.6    Processing by Mr. Calleja of third party personal data
Mr. Calleja may have access to certain personal data (of clients, providers, contact persons, etc.) and that the Company puts at his disposal to carry out the services that have been contracted to him. The following rules will apply to the processing of the personal data carried out by Mr. Calleja: (i) data must only be processed following the instructions of the Company and in the performance of his duties; (ii) any processing of personal data must comply with the user, technical and organisational safety measures implemented by the Company and communicated to Mr. Calleja from time to time; (iii) the data must remain confidential, even after the termination of this Contract for any reason, and must be returned to the Company upon the termination of this Contract together with any medium or document containing the data; (iv) Mr. Calleja must immediately notify to the human resources department of the Company or the Spanish Privacy Committee any security breach of which he might be aware; (v) Mr. Calleja must support the Company to ensure the fulfilment of the obligations set out in articles 32 to 36 of the General Data Protection Regulation (the “GDPR”); (vi) Mr. Calleja shall comply with the conditions set out in sections 2 and 4 of article 28 of the GDPR to subcontract a data processor and put at the Company’s disposal all necessary information to prove the fulfilment of the obligations established in article 28 of the GDPR; (vii) Mr. Calleja shall ensure that any authorised individuals to process personal data have committed themselves to respect the confidentiality or are subject to a confidentiality obligation of statutory nature; and (viii) Mr. Calleja shall assist the Company so it can fulfill its obligation to respond to data subjects’ requests regarding their data protection rights. Failure to comply with these obligations could amount to wrong-doing by the Company and/or Mr. Calleja, and a very serious breach of Mr. Calleja’s obligations that could entail the termination of this Contract.

14.COMPANY PROPERTY

14.1    Duty of care

Mr. Calleja must keep all documents, objects and materials that he receives from the Company and/or any OTIS Group Company safe and in good condition.

14.2    Returning property upon termination

Upon request by the Company, Mr. Calleja will deliver to the Company any documentation and records relating to the Company, its clients, suppliers and any persons or companies that have had any dealings with the Company. Mr. Calleja will not be entitled to retain any copies of such documentation.

Mr. Calleja must also return to the Company any property that he has received from the Company, including but not limited to, the Company car, mobile telephone or any other electronic device, hardware and software, credit cards, keys or access cards, and any other items belonging to the Company that may be in Mr. Calleja’ possession or under his control.

15.USE OF EMAIL AND INTERNET ACCESS

Mr. Calleja will have Internet access and an e-mail account in order to carry out his duties. Mr. Calleja expressly agrees that such work tools belong to the Otis Group and will follow and be subject to the Otis Group’s policy in relation to use of e-mail and internet access.

16.CHANGE OF DETAILS

Mr. Calleja must inform the Company of any change to his personal or professional details that might be relevant for the purposes of this Contract, or for the Company’s social security and tax obligations. Failure to provide this information will exonerate the Company from liability.

17.    PRIOR AGREEMENTS

Other than the employment agreement to be entered into between Otis Elevator Worldwide, SPRL and Mr. Calleja with estimated day on February 1st, 2021 and the Termination Agreement entered into by the Company and Mr. Calleja on January 26th, 2021, any prior contract or agreement, verbal or in writing, entered into by Mr. Calleja and the company or any OTIS Group company, including the services agreement between the Parties dated 3 June 2015, is expressly abrogated and replaced by this Contract.

18.     GOVERNING LAW

In the absence of any express provision herein, this Contract will be governed by the Articles of Association of the Company, the Regulations of the Shareholders’ Meeting and Board of Directors, the Company’s Internal Code of Conduct, and any regulations that may be approved from time to time by the Board of Directors or any competent body of the Company or the OTIS Group, as well as by the Spanish corporate law and any other civil, commercial or administrative applicable common Spanish laws and regulations.

19.JURISDICTION

For the resolution of any and all disputes which may arise out of the interpretation, validity, enforceability, performance or termination of this Contract, the Parties hereby expressly submit to the Courts of the city of Madrid (villa de Madrid) waiving any other venue that it may correspond.

As witness, the parties initial each page and sign at the end of the two counterparts, in the place and on the date first indicated above.

ZARDOYA OTIS, S.A. P.p. /s/ Lorea Garcia Jauregui	/s/ Bernardo Calleja Fernández
Ms Lorea García Jauregui	Mr. Bernardo Calleja Fernández